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                                                            EXHIBIT 99. CODE ETH

                                STI CLASSIC FUNDS
                           STI CLASSIC VARIABLE TRUST

                        FINANCIAL OFFICER CODE OF ETHICS

I.          INTRODUCTION

            The reputation and integrity of the STI Classic Funds and STI Classic Variable Trust (the "Trusts") are valuable assets that are vital to the Trusts' success. The Trusts' senior financial officers ("SFOs") are responsible for conducting the Trusts' business in a manner that demonstrates a commitment to the highest standards of integrity. The Trusts' SFOs include the principal executive officer, the principal financial officer, comptroller or principal accounting officer, and any person who performs a similar function.

            The Sarbanes-Oxley Act of 2002 (the "Act") effected sweeping corporate disclosure and financial reporting reform on public companies, including mutual funds, to address corporate malfeasance and assure investors that the companies in which they invest are accurately and completely disclosing financial information. Under the Act, all public companies (including the Trust) must either have a code of ethics for their SFOs, or disclose why it does not. The Act was intended to foster corporate environments which encourage employees to question and report unethical and potentially illegal business practices. The Trusts have chosen to adopt this Financial Officer Code of Ethics (the "Code") to encourage their SFOs to act in a manner consistent with the highest principles of ethical conduct.

II.         PURPOSES OF THE CODE

            The purposes of this Code are:

            - To promote honest and ethical conduct by the Trusts' SFOs, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

            - To assist the Trusts' SFOs in recognizing and avoiding conflicts of interest, including disclosing to an appropriate person any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

            - To promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trusts file with, or submit to, the SEC and in other public communications made by the Trusts;

            - To promote compliance with applicable laws, rules and regulations;

            - To encourage the prompt internal reporting to an appropriate person of violations of this Code; and

            -     To establish accountability for adherence to this Code.

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III.        QUESTIONS ABOUT THIS CODE

            The Trusts' compliance officer designated to oversee compliance with the Trusts' Code of Ethics adopted pursuant to Rule 17j-1 shall serve as Compliance Officer for the implementation and administration of this Code. You should direct your questions about this Code to the Compliance Officer.

IV.         CONDUCT GUIDELINES

            The Trusts have adopted the following guidelines under which the Trusts' SFOs must perform their official duties and conduct the business affairs of the Trusts.

            1. ETHICAL AND HONEST CONDUCT IS OF PARAMOUNT IMPORTANCE. The Trusts' SFOs must act with honesty and integrity and avoid violations of this Code, including the avoidance of actual or apparent conflicts of interest with the Trusts in personal and professional relationships.

            2. SFOS MUST DISCLOSE MATERIAL TRANSACTIONS OR RELATIONSHIPS. The Trusts' SFOs must disclose to the Compliance Officer any actual or apparent conflicts of interest the SFO may have with the Trusts that reasonably could be expected to give rise to any violations of this Code. Such conflicts of interest may arise as a result of material transactions or business or personal relationships to which the SFO may be a party. If it is not possible to disclose the matter to the Compliance Officer, it should be disclosed to the Trusts' Chief Financial Officer, Chief Executive Officer or another appropriate person. In addition to disclosing any actual or apparent conflicts of interest in which an SFO is personally involved, the Trusts' SFOs have an obligation to report any other actual or apparent conflicts which they discover or of which they otherwise become aware. If you are unsure whether a particular fact pattern gives rise to a conflict of interest, or whether a particular transaction or relationship is "material," you should bring the matter to the attention of the Compliance Officer.

            3. STANDARDS FOR QUALITY OF INFORMATION SHARED WITH SERVICE PROVIDERS OF THE TRUSTS. The Trusts' SFOs must at all times seek to provide information to the Trusts' service providers (adviser, administrator, outside auditor, outside counsel, custodian, ETC.) that is accurate, complete, objective, relevant, timely, and understandable.

            4. STANDARDS FOR QUALITY OF INFORMATION INCLUDED IN PERIODIC REPORTS. The Trusts' SFOs must at all times endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Trusts' periodic reports.

            5. COMPLIANCE WITH LAWS. The Trusts' SFOs must comply with the federal securities laws and other laws and rules applicable to the Trusts, such as the Internal Revenue Code.

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            6.    STANDARD OF CARE. The Trusts' SFOs must at all times act in good faith and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated. The Trusts' SFOs must conduct the affairs of the Trusts in a responsible manner, consistent with this Code.

            7. CONFIDENTIALITY OF INFORMATION. The Trusts' SFOs must respect and protect the confidentiality of information acquired in the course of their professional duties, except when authorized by the Trusts to disclose it or where disclosure is otherwise legally mandated. You may not use confidential information acquired in the course of your work for personal advantage.

            8. SHARING OF INFORMATION AND EDUCATIONAL STANDARDS. The Trusts' SFOs should share information with relevant parties to keep them informed of the business affairs of the Trusts, as appropriate, and maintain skills important and relevant to the Trusts' needs.

            9. PROMOTE ETHICAL CONDUCT. The Trusts' SFOs should at all times proactively promote ethical behavior among peers in your work environment.

            10. STANDARDS FOR RECORDKEEPING. The Trusts' SFOs must at all times endeavor to ensure that the Trusts' financial books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and this Code.

V.          WAIVERS OF THIS CODE

            You may request a waiver of a provision of this Code by submitting your request in writing to the Compliance Officer for appropriate review. For example, if a family member works for a service provider that prepares the Trusts' financial statements, you may have a potential conflict of interest in reviewing those statements and should seek a waiver of this Code to review the work. An executive officer of the Trusts, or another appropriate person (such as a designated Board or Audit Committee member), will decide whether to grant a waiver. All waivers of this code must be disclosed to the Trusts' shareholders to the extent required by SEC rules.

VI.         AFFIRMATION OF THE CODE

            Upon adoption of the Code, the Trusts' SFOs must affirm in writing that they have received, read and understand the Code, and annually thereafter must affirm that they have complied with the requirements of the Code. To the extent necessary, the Trusts' Compliance Officer will provide guidance on the conduct required by this Code and the manner in which violations or suspected violations must be reported and waivers must be requested.

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VII.        REPORTING VIOLATIONS

            In the event that an SFO discovers or, in good faith, suspects a violation of this Code, the SFO MUST immediately report the violation or suspected violation to the Compliance Officer. The Compliance Officer may, in his or her discretion, consult with another member of the Trusts' senior management or the Board in determining how to address the suspected violation. For example, a Code violation may occur when a periodic report or financial statement of the Trusts omits a material fact, or is technically accurate but, in the view of the SFO, is written in a way that obscures its meaning.

            SFOs who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated as confidential to the extent possible.

VIII.       VIOLATIONS OF THE CODE

            Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether this Code specifically refers to such particular conduct. A violation of this Code may result in disciplinary action, up to and including removal as an SFO of the Trust. A variety of laws apply to the Trusts and their operations, including the Securities Act of 1933, the Investment Company Act of 1940, state laws relating to duties owed by Trust officers, and criminal laws. The Trusts will report any suspected criminal violations to the appropriate authorities, and will investigate, address and report, as appropriate, non-criminal violations.

ADOPTED: NOVEMBER 20, 2003

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